Exhibit (c)(2)

 S T RI C T L Y P RI V A T E A ND CO NF I D E NT I A L  September 27, 2022  Project Lynx  Presentation to the Board of Directors

 C O N F I D E N T I A L  P RO J E CT L Y NX   Source: Company filings, press releases, FactSet as of 09/23/22  Preliminary Draft – For Discussion Purposes Only  Lynx last 12 months stock price performance – for reference only  Sep-21  Dec-21  Feb-22  Apr-22  Jul-22  Sep-22  $5.00  $10.00  $15.00  $20.00  $25.00  08/05/22: FDA approval of MYFEMBREE® for Endometriosis  Stock price  $30.00  52 – week high ($23.87): 11/03/21  $16.82  Calendar year high ($20.44): 09/12/22; +35.2% from EM FDA approval  1

 C O N F I D E N T I A L  P RO J E CT L Y NX   Source: Sparrow management projections; company filings, press releases, FactSet as of 09/23/22  1 Sparrow management estimates as of 03/31/23; 2 Excludes Roivant Top-Up Shares  Preliminary Draft – For Discussion Purposes Only  Lynx analysis at various prices – for reference only  Current  $16.82  Illustrative offer price per share  $20.00 $21.00 $22.00 $23.00 $24.00 $25.00 $26.00 $27.00 $28.00 $29.00 $30.00  Premium / (discount) analysis  Current  $16.82  0%  19%  25%  31%  37%  43%  49%  55%  61%  66%  72%  78%  52 - week high  $23.87  (30%)  (16%)  (12%)  (8%)  (4%)  1%  5%  9%  13%  17%  21%  26%  52 - week low  $7.78  116%  157%  170%  183%  196%  208%  221%  234%  247%  260%  273%  286%  30 - day VWAP  $18.05  (7%)  11%  16%  22%  27%  33%  39%  44%  50%  55%  61%  66%  60 - day VWAP  $16.91  (1%)  18%  24%  30%  36%  42%  48%  54%  60%  66%  72%  77%  90 - day VWAP  $15.94  5%  25%  32%  38%  44%  51%  57%  63%  69%  76%  82%  88%  Common shares outstanding  95.9  95.9  95.9  95.9  95.9  95.9  95.9  95.9  95.9  95.9  95.9  95.9  Fully diluted shares outstanding  106.6  107.0  107.1  107.2  107.3  107.5  107.6  107.7  107.7  107.8  107.9  108.0  Fully diluted equity value  $1,793  $2,140  $2,249  $2,359  $2,469  $2,579  $2,689  $2,799  $2,909  $3,019  $3,129  $3,240  (+) Net debt 1  63  63  63  63  63  63  63  63  63  63  63  63  Illustrative transaction value  $1,856  $2,203  $2,312  $2,422  $2,532  $2,642  $2,752  $2,862  $2,973  $3,083  $3,193  $3,303  Value of current stake  Current shares held 2  45.8  45.8  45.8  45.8  45.8  45.8  45.8  45.8  45.8  45.8  45.8  45.8  % DSP ownership 2  43.0%  42.8%  42.8%  42.7%  42.7%  42.6%  42.6%  42.5%  42.5%  42.5%  42.4%  42.4%  Total equity value of current stake2  $770  $916  $962  $1,008  $1,053  $1,099  $1,145  $1,191  $1,237  $1,282  $1,328  $1,374  Remaining shares to be acquired  60.8  61.2  61.3  61.4  61.5  61.7  61.8  61.9  61.9  62.0  62.1  62.2  % ownership of remaining stake  57.0%  57.2%  57.2%  57.3%  57.3%  57.4%  57.4%  57.5%  57.5%  57.5%  57.6%  57.6%  Total equity value of remaining stake  $1,022  $1,224  $1,287  $1,351  $1,415  $1,480  $1,544  $1,608  $1,673  $1,737  $1,801  $1,866  2  ($mm except mm for share count and $ / share for per share data); Based on Sparrow management assumptions and public information

 C O N F I D E N T I A L  P RO J E CT L Y NX   Preliminary Draft – For Discussion Purposes Only  Preliminary illustrative valuation analysis of Lynx  ased on Sparrow management assumptions and public information  Current Share Price: $16.82 Total firm value ($mm)  Value of remaining equity  stake ($mm)1  Valuation methodology  Illustrative valuation range ($/share)  Low  High  Low  High  DCF2  Sparrow management projections  Discount Rate: 8.25–12.25%  $22.50  $29.50 $2,485  $3,250  $1,385  $1,835  Median: $21.00  Wall Street price targets Based on one-year forward analyst target prices  $11.00 $2  Broker A Bro  Aug-22 Au  7.00  ker B $1,075  g-22  $2,780  $670  $1,640  Additional reference ranges3  Precedent minority squeeze-out Premia  20% -- 65% premium to current share price of $16.82/share  $20.00 $2  8.00 $2,055  $2,860  $1,225  $1,685  52-Week Trading Range  Lynx 52-week trading range  $7.78 $23.87  $730  $2,445  $475  $1,450  For reference only  3  B  Source: Sparrow management projections; FactSet as of 09/23/22; Note: Share prices are rounded to the nearest $0.50 (except current share price and 52-week trading range)  1 Excludes Roivant Top-Up Shares; rounded to the nearest $5mm; 2 As per guidance from Sparrow management, assumes valuation date of 03/31/23 and $63mm of net debt ; 3 Based on publicly available information

Preliminary Draft – For Discussion Purposes Only

CONFIDENTIAL

Select precedent all-cash squeeze-out acquisitions – *for reference only*

(USD$ in millions, except per share data); Based on public information

				Transaction details		Offer price			Offer Premium to unaffected[2]	
Ann. Date[1]	Acquiror	Target	Tender / Vote	% stake acquired	Deal value ($mm)	Initial	Final	% change	Initial	Final
21-Jun-22	TPG Capital LP	Convey Health Solutions Holdings	Vote	25.3%	$163	$9.00	$10.50	16.7%	108.3%	143.1%
02-Jun-22	Brookfield Asset Management / Hartree Partners	Sprague Resources LP	Vote	25.5%	$127	$16.50	$19.00	15.2%	10.6%	27.3%
25-May-22	Axar Capital Management LP	StoneMor Partners LP	Vote	25.4%	$109	$3.00	$3.50	16.7%	43.5%	67.5%
09-Nov-21	Geneve Corp	Independence Holding Co	Vote	37.5%	$335	$50.00	$57.00	14.0%	19.0%	35.7%
24-Aug-21	Banco Santander SA / Santander Holdings USA	Santander Consumer USA	Tender	19.8%	$2,530	$39.00	$41.50	6.4%	7.1%	13.9%
08-Mar-21	Roivant Sciences Ltd	Immunovant Inc	–	42.5%	–	$15.39	–	–	–	–
12-Nov-20	Sumitovant Biopharma Inc	Urovant Sciences Ltd	Vote	28.0%	$217	$12.50	$16.25	30.0%	58.0%	105.4%
31-Aug-20	Ionis Pharmaceuticals	Akcea Therapeutics	Tender	24.1%	$536	$16.00	$18.15	13.4%	40.6%	59.5%
19-Aug-20	Dufry AG	Hudson Ltd.	Vote	42.6%	$311	$7.70	$7.70	–	50.1%	50.1%
21-Feb-20	Kyocera Corp	AVX Corp	Tender	28.0%	$1,046	$19.50	$21.75	11.5%	29.7%	44.6%
09-May-19	Employers Mutual Casualty Co.	EMC Insurance Group Inc	Vote	45.5%	$371	$30.00	$36.00	20.0%	25.1%	50.1%
19-Jun-18	Roche Holdings AG	Foundation Medicine Inc	Tender	43.4%	$2,257	$133.00	$137.00	3.0%	30.5%	34.4%
06-Sep-16	Icahn Enterprises L.P.	Federal-Mogul Holdings Corp.	Tender	18.0%	$305	$7.00	$10.00	42.9%	40.6%	100.8%
26-Jul-16	American Financial Group Inc	National Interstate Corp	Vote	48.7%	$315	$30.00	$32.00	6.7%	32.7%	41.5%
09-Mar-16	Hallmark Cards Inc	Crown Media Holdings Inc	Tender	9.7%	$176	$5.05	$5.05	–	2.4%	2.4%
16-Sep-13	Chiesi Farmaceutici S.p.A	Cornerstone Therapeutics Inc	Vote	35.0%	$265	$6.55	$9.50	45.0%	22.4%	77.6%
01-Mar-13	Danfoss A/S	Sauer-Danfoss Inc	Tender	24.4%	$690	$49.00	$58.50	19.4%	24.4%	48.6%
21-Apr-11	CNA financial corporation	CNA Surety corporation	Tender	38.0%	$466	$22.00	$26.55	20.7%	14.3%	37.9%
21-Mar-10	CONSOL Energy Inc.	CNX Gas Corp.	Tender	16.7%	$967	$38.25	$38.25	–	45.8%	45.8%
		25th percentile		**24.3%**	**$229**			**6.5%**	**19.9%**	**36.2%**
		Average		**30.4%**	**$621**			**15.6%**	**33.6%**	**54.8%**
		Median		**28.0%**	**$325**			**14.6%**	**30.1%**	**47.2%**
		75th percentile		**40.3%**	**$652**			**19.8%**	**42.8%**	**65.5%**

Healthcare deals

4

PROJECT LYNX

Source: FactSet and Company filings

Note: Market data as of 09/23/22; Represents select United States all-cash minority squeeze-out offers (both completed and pending) of over $100mm since 2008 where the acquiror owned 50% or more in the target; Excludes management buyouts

[1] Announcement date defined as the date of announcement of definitive agreement; [2] Unaffected closing share price prior to first public offer

J.P.Morgan

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